Exhibit 21.1

SUBSIDIARY LIST
TTM TECHNOLOGIES ,INC.

Name of Subsidiary	State or Sovereign Power of Incorporation
Power Circuits Inc	California
TTM Advanced Circuits, Inc.	Minnesota
(Wholly owned subsidiary)